Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it has received a letter from HSBC Global Asset Management (UK) Limited, as transcribed below:

HSBC Global Asset Management (UK) Limited, head office 8 Canada Square, London, E14 5HQ, registered with the Financial Conduct Authority under number 12355, here represented in accordance with Article 12 of CVM Instruction 358, announces that the sum of the portfolio share administered by HSBC, corresponds to 0.00% of shares of listed company capital.

Name of the holder of the shares of the company	Buy/Sell	Shares	Holding
HGIF ECO SCALE INDEX GEM EQ	Sell	4,931,802	0
HSBC EM MARKETS EQ POOLED	Sell	1,087,402	0
HSBC ESI WORLDWIDE ETF	Sell	2,973,788	0
HSBC UCITS CCF-ESI WWE	Sell	363,482	0
Total Shares Held			0
Total Shares Issued			157,727,241
Percentage			0

Best Regards

HSBC Global Asset Management (UK) Limited

Rio de Janeiro, June 23, 2016

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.